SUB-ITEM 77M

Immediately after the close of business on September 28, 2007, the Lifestyle Balanced Portfolio acquired the assets (subject to all of the liabilities) of the Allocation Core Portfolio in exchange for shares of the Lifestyle Balanced Portfolio. The transaction was approved by the Board of Trustees of each portfolio on June 27-29, 2007 and by shareholders of the Allocation Core Portfolio on September 26, 2007. The terms of the transaction are set forth in the Agreement and Plan of Reorganization dated September 26, 2007.

Immediately after the close of business on September 28, 2007, the Lifestyle Growth Portfolio acquired the assets (subject to all of the liabilities) of the Allocation Growth & Value Portfolio in exchange for shares of the Lifestyle Growth Portfolio. The transaction was approved by the Board of Trustees of each portfolio on June 27-29, 2007 and by shareholders of the Allocation Growth & Value Portfolio on September 26, 2007. The terms of the transaction are set forth in the Agreement and Plan of Reorganization dated September 26, 2007.